Exhibit 99

ConocoPhillips First-Quarter 2009 Interim Update

HOUSTON--(BUSINESS WIRE)--April 2, 2009--This update is intended to give an overview of market and operating conditions experienced by ConocoPhillips [NYSE:COP] during the first quarter of 2009. The market indicators and company estimates may differ considerably from the company’s actual results scheduled to be reported on April 23, 2009.

Highlights – First-Quarter 2009 vs. Fourth-Quarter 2008
--	Exploration and Production
	--	Higher worldwide production.
	--	Lower crude oil prices.
	--	Lower natural gas prices.
--	Refining and Marketing
	--	Significantly lower realized worldwide marketing margins.
	--	Refining margins – higher domestic, lower international.
	--	Lower worldwide refining capacity utilization rate, as previously communicated.
--	Midstream and Chemicals
	--	Midstream results expected to be higher due to the recognition of a deferred gain.
	--	Chemicals results anticipated to be higher.
--	Corporate and Other
	--	Corporate expenses expected to be lower.
	--	Effective tax rate anticipated to be 65 percent to 70 percent.

Exploration and Production (E&P)

The table below provides market price indicators for crude oil and natural gas. The company’s actual crude oil and natural gas price realizations are likely to vary from these market indicators due to quality and location differentials, as well as the effect of pricing lags.

Market Indicators
	1Q 2009	4Q 2008	1Q 2009 vs. 4Q 2008	1Q 2008
Dated Brent ($/bbl)	$44.40	$54.91	$(10.51)	$96.90
WTI ($/bbl)	42.97	58.49	(15.52)	97.94
ANS USWC ($/bbl)	45.28	56.06	(10.78)	96.62
Henry Hub first of month ($/mmbtu)	4.91	6.95	(2.04)	8.03
Source: Platts

Total first-quarter production on a barrel-of-oil equivalent (BOE) per day basis, including Syncrude and excluding LUKOIL, is anticipated to be approximately 30,000 BOE per day higher than the previous quarter.

In addition, E&P results are anticipated to be impacted by losses in the U.S. Lower 48 and Canada mainly due to lower realized natural gas prices. Exploration expenses are expected to be approximately $275 million before-tax for the quarter.

Refining and Marketing (R&M)

The table below provides market indicators for regions where the company has significant refining operations. The Weighted U.S. 3:2:1 margin is based on the geographical location and capacity of ConocoPhillips’ U.S. refineries. Realized refining margins are likely to differ due to the company’s specific locations, configurations, crude oil slates or operating conditions. The company’s refining configuration generally yields somewhat higher distillate volumes and lower gasoline volumes than those implied by the market indicators shown below.

Market Indicators ($/bbl)
	1Q 2009	4Q 2008	1Q 2009 vs. 4Q 2008	1Q 2008
Refining Margins
East Coast WTI 3:2:1	$10.43	$5.66	$4.77	$7.79
Gulf Coast WTI 3:2:1	9.06	2.80	6.26	7.90
Mid-Continent WTI 3:2:1	9.62	6.00	3.62	10.26
West Coast ANS 3:2:1	15.79	11.46	4.33	15.37
Weighted U.S. 3:2:1	10.88	5.89	4.99	9.94
NW Europe Dated Brent 3:1:2	10.81	17.58	(6.77)	16.09
Singapore Dubai 3:1:2	9.45	13.01	(3.56)	19.90
WTI/Maya Differential	4.46	13.64	(9.18)	16.81
Source: Platts

R&M results for the first quarter are expected to be lower due to a decrease of more than 50 percent in worldwide marketing margins and the decline in international refining margins. While the table above indicates that domestic refining margins for the first quarter will be higher than the fourth quarter, the company’s realized refining margins are not anticipated to fully capture the improvement. This lower market capture is due to the impact of significant decreases in distillate margins and sour crude differentials, as well as regional impacts from planned turnarounds that occurred in the early part of the quarter.

The company’s average worldwide crude oil refining capacity utilization rate for the first quarter is anticipated to be in the low-80-percent range. The domestic utilization rate is expected to be approximately 80 percent, reflecting significant planned turnaround activity in the U.S. Gulf Coast and East Coast regions. Domestic marketing sales volumes are also anticipated to reflect the lower utilization rate. The international utilization rate is expected to be in the mid-80-percent range. First-quarter turnaround costs are anticipated to be approximately $200 million before-tax.

Midstream

Midstream operating results are expected to be lower primarily due to a decrease in natural gas liquids prices. However, the company anticipates recording a benefit to earnings of approximately $85 million after-tax related to the recognition of a deferred gain on shares previously issued by a subsidiary of DCP Midstream.

Corporate and Other

At the end of the first quarter, ConocoPhillips’ debt balance is expected to be approximately $29.4 billion, $1.9 billion higher than the previous quarter, due in part to an overall increase in working capital. The effective tax rate is anticipated to be 65 percent to 70 percent, reflecting a larger contribution in earnings during the quarter from higher tax rate jurisdictions. The number of weighted-average diluted shares outstanding during the first quarter is expected to be approximately 1,495 million.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS

OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, crude oil and natural gas prices; refining and marketing margins; potential failure to achieve, and potential delays in achieving expected reserves or production levels from existing and future oil and gas development projects due to operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas; unsuccessful exploratory activities; potential disruption or unexpected technical difficulties in developing new products and manufacturing processes; potential failure of new products to achieve acceptance in the market; unexpected cost increases or technical difficulties in constructing or modifying company manufacturing or refining facilities; unexpected difficulties in manufacturing, transporting or refining synthetic crude oil; international monetary conditions and exchange controls; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; general domestic and international economic and political conditions, as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission (SEC). Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. The statements in the interim update are based on activity from operations for the first two months of the first quarter of 2009 and include estimated results for March and, as such, are preliminary and are estimates. All of the forward-looking data is therefore subject to change. Actual results, which will be reported in the company's earnings release for the first quarter of 2009 on April 23, 2009, may differ materially from the estimates given in this update.

CONTACT:
ConocoPhillips